Exhibit 4.1

CERTIFICATE OF AMENDMENT

OF

STATEMENT OF DESIGNATIONS ESTABLISHING
$6.75 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

ICO, Inc., a Texas corporation organized and existing under and by virtue of the Texas Business Corporation Act (the “TBCA”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting of its members duly called and at which at least a quorum was present, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that in the judgment of the Board of Directors, it is deemed advisable to amend Section 5(c) of the Statement of Designations Establishing $6.75 Convertible Exchangeable Preferred Stock (the “Statement of Designations”) of the Company, and it hereby is amended, so that it will be read in its entirety as follows:

(c) Whenever the voting right described in subsection (a) above shall have vested in the holders of the Preferred Stock, the right may be exercised (i) at a special meeting of the holders of the Preferred Stock called as hereafter provided, (ii) at any annual meeting of the shareholders held for the purpose of electing directors or (iii) without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of the Preferred Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all holders of Preferred Stock entitled to vote on the action were present and voted.

SECOND: That in lieu of a meeting, a holder of $6.75 Convertible Exchangeable Preferred Stock (the “Preferred Stock”) holding more than two-thirds of the outstanding Preferred Stock has given written consent to said amendment in accordance with the provisions of Section 4(a) of the Statement of Designations and Article 9.10 of the TBCA.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Part Four of the TBCA.

IN WITNESS WHEREOF, ICO, Inc. has caused this certificate to be signed by its Chief Financial Officer, and attested by its General Counsel and Secretary, this 29th day of June, 2004.

By:
ATTEST
By:		Name: Jon C. Biro
Title: Chief Financial Officer

Name: Charlotte Fischer
Title: General Counsel and Secretary